Exhibit 99.1

Accretive Health Continues Company Restructuring
Changes designed for resource efficiency and increased organizational effectiveness

CHICAGO - Jan. 24, 2014 - Accretive Health, Inc. (NYSE: AH), today announced the continuation of a corporate restructuring plan originated last year. This plan is designed to allow the company to more effectively and efficiently allocate necessary resources for innovation, growth and enhanced client service. Specific changes include optimizing Accretive Health’s current geographic footprint by transitioning certain corporate functions currently housed in Chicago to locations where the company can optimize costs and customer service and to markets where there are established operations, such as Detroit, Mich.
The plan is part of an ongoing restructuring process to reduce corporate costs that began in June 2013. The company’s headquarters will remain in Chicago where it will maintain a sizeable presence in the city with its AccretivePAS® business and key corporate functions including core IT. The plan will, however, require reductions in the Chicago-based workforce. Those changes will begin today and are planned to be implemented in phases over the next several months. Additional changes will include the relocation of some functions to Dallas, Texas.
“We continue to see client demand for our solutions and service offerings,” said Accretive Health President and CEO Steve Schuckenbrock. “The continuation of our restructuring efforts is necessary in order for us to take advantage of market opportunities, address the changing dynamics in the healthcare industry and enable our company to become more nimble and responsive to client needs.
“We are confident that these strategic decisions will help us achieve our overall cost reduction goals, invest in growth and improve long-term profitability,” he continued.
The restructuring plan includes two key priorities: moving people to be closer to clients and increasing organizational effectiveness. Specific aspects of the plan include:

•	Adding and relocating talent and resources to increase client-facing capabilities. Accretive Health has allocated 116 resources into client-facing roles.

•
Creating a patient-centric culture through significant investments in resources and technology focused on patient engagement strategies. Approximately 35 percent of the company’s 2014 IT investment is focused on patient engagement strategies.

•	Delivering consistent execution by deploying robust infused operating methodologies and creating disciplined operational capabilities through formal operator training and certification.
“Our employees have done a remarkable job in the face of ongoing changes as we strengthen our focus to create a more patient and client-centric culture. I am extremely proud of and thankful for their hard work and commitment,” Schuckenbrock said. “I am confident that with this plan in place, we will be well positioned to reduce corporate costs and provide even greater value to our clients, their patients and our shareholders.”
Safe Harbor
The above statements regarding the restructuring plan and our ability to achieve cost reduction goals and improve long-term profitability are forward-looking statements and are subject to risks and uncertainties. We have based these statements on the current status of the restructuring plan, our operating plans for 2014, other information now known to us and general economic conditions. Although we believe that the assumptions and expectations reflected in these statements are reasonable, our ability to achieve cost reduction goals and achieve and/or maintain profitability are all subject to known and unknown risks and uncertainties and could vary materially from our current expectations. We assume no, and we specifically disclaim any, obligation to update these statements to reflect actual results or changes in factors or assumptions affecting this statement. We advise investors to consult any further disclosures we make on these topics in our SEC filings.

About Accretive Health
At Accretive Health, our mission is to partner with healthcare communities to serve as a catalyst for a healthier future for all. For more information, visit www.accretivehealth.com.

Contacts:
Investor Relations:
Atif Rahim
312.324.5476
investorrelations@accretivehealth.com
or
Media Relations:
Brian Pitts
312.475.5921
brian.pitts@hkstrategies.com